Exhibit 99.1

National & Retail Trades and First Call, Release: February 26, 2004 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS FOURTH QUARTER EARNINGS

MENOMONEE FALLS, WI Feb. 26/BUSINESS WIRE/Kohl's Corporation (NYSE:KSS). Kohl's Corporation today reported results for the three months and twelve months ended January 31, 2004.

Fourth Quarter Results

For the fourth quarter, net sales increased to $3.6 billion from $3.2 billion a year ago, an increase of 11.9%. Comparable store sales declined 2.1%. Net income was $246.8 million or $0.72 per diluted share, compared with $279.0 million or $0.81 per diluted share a year ago.

Fiscal Year 2003 Results

For the twelve months ended January 31, 2004, net sales increased to $10.3 billion from $9.1 billion for the twelve months ended February 1, 2003, an increase of 12.7%. Comparable store sales declined 1.6%. Net income was $591.2 million or $1.72 per diluted share, compared with $643.4 million or $1.87 per diluted share a year ago.

Performance

Larry Montgomery, Chairman and Chief Executive Officer, said, "In 2003, net sales crossed the $10 billion milestone, increasing 12.7% to $10.3 billion. Although we achieved record sales for the twelfth consecutive year, our earnings performance was a disappointment. We are looking ahead to 2004, making improvements where necessary, and continuing to focus on profitably increasing our comparable store sales and increasing market share."

Expansion Update

During the year, the Company successfully opened 85 new stores, including entries into Los Angeles, CA; Phoenix, AZ; Tucson, AZ; Flagstaff, AZ; and Las Vegas, NV markets.

The Company plans to open approximately 95 new stores in fiscal 2004, split evenly between new market entries and fill-ins in existing markets. In the first quarter, the Company will open approximately 47 stores, including entries into Sacramento, San Diego and Fresno, CA and Memphis, TN. Approximately 48 stores will open during the third quarter, including new market entries into San Francisco, CA and Salt Lake City, UT. The remaining new stores to be opened in existing markets will be spread across all regions of the country.

In fiscal 2005, the Company plans to open another 95 new stores. The Company will continue to increase its presence throughout the Southwest, as well as in the other regions in which it currently operates.

The Company now operates 542 stores compared with 457 stores at the same time last year.

Investor Conference Call

Investors will have the opportunity to listen to the fourth quarter earnings conference call today at 5:00 PM (EST) by dialing 847-619-6368 ten minutes prior to the start of the call, over the Internet through the Company's web site located at http://www.kohls.com (see "Company News"), or through Broadcast Networks' Vcall web site located at http://www.vcall.com. To listen to the call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. To access a 24-hour telephone replay of the call, simply dial 630-652-3018. Pass Code: 8280494.

Merrill Lynch Conference

Kohl's President, Kevin Mansell, will be speaking at the Merrill Lynch Global Retail Leaders Conference in New York City on March 24, 2004, being held at the Pierre Hotel in New York City at 2:00 PM (EST). The presentation will be Web cast live (audio only) over the Internet via ON24, Inc. or through the Company's Web site located at www.kohls.com (see "Company News"). For those who cannot listen to the live broadcast, a seven-day replay will be available shortly after the call. To access the replay, simply visit the link above.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans", or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact: Vicki Shamion, Director of Public Relations, (262) 703-1464

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KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	13 Weeks Ended				52 Weeks Ended
	Jan. 31, 2004	% to Net Sales	Feb. 1, 2003	% to Net Sales	Jan. 31, 2004	% to Net Sales	Feb. 1, 2003	% to Net Sales

Net sales	$ 3,561.9		$ 3,184.5		$10,282.1		$9,120.3
Cost of merchandise sold	2,460.2	69.1%	2,133.5	67.0%	6,887.0	67.0%	5,981.2	65.6%

Gross margin	1,101.7	30.9%	1,051.0	33.0%	3,395.1	33.0%	3,139.1	34.4%
Operating expenses:
Selling, general and administrative	619.5	17.4%	527.2	16.6%	2,091.4	20.3%	1,818.0	19.9%
Depreciation and amortization	64.5	1.8%	51.0	1.6%	236.9	2.3%	191.4	2.1%
Preopening expenses	4.7	0.1%	7.7	0.2%	43.5	0.4%	39.3	0.4%

Operating income	413.0	11.6%	465.1	14.6%	1,023.3	10.0%	1,090.4	12.0%

Interest expense, net	16.2	0.5%	16.6	0.5%	72.9	0.8%	56.0	0.6%

Income before income taxes	396.8	11.1%	448.5	14.1%	950.4	9.2%	1,034.4	11.4%
Provision for income taxes	150.0	4.2%	169.5	5.3%	359.2	3.5%	391.0	4.3%

Net income	$ 246.8	6.9%	$ 279.0	8.8%	$ 591.2	5.7%	$ 643.4	7.1%
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Basic net income per share	$ 0.73		$ 0.83		$ 1.74		$ 1.91
Diluted net income per share	$ 0.72		$ 0.81		$ 1.72		$ 1.87

LIFO credit	$ 5.0		$ 9.2		$ 5.0		$ 2.1

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In thousands)

Subject to Reclassification

	January 31, 2004	February 1, 2003
	______________	______________
Assets
Current assets:
Cash and cash equivalents	$ 112,748	$ 90,085
Short-term investments	34,285	475,991
Accounts receivable trade, net	1,150,157	990,810
Merchandise inventories	1,606,990	1,626,996
Deferred income taxes	49,822	56,693
Other current assets	70,837	43,714
Total current assets	3,024,839	3,284,289

Property and equipment, net	3,324,243	2,739,290
Other assets	104,539	102,361
Favorable lease rights, net	235,491	180,420
Goodwill, net	9,338	9,338
Total assets	$ 6,698,450	$ 6,315,698
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Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 532,599	$650,731
Accrued liabilities	441,902	359,842
Income taxes payable	135,327	142,150
Current portion of long-term debt	12,529	355,464
Total current liabilities	1,122,357	1,508,187

Long-term debt	1,075,973	1,058,784
Deferred income taxes	236,712	171,951
Other long-term liabilities	72,069	64,859
Shareholders' equity	4,191,339	3,511,917
Total liabilities and shareholders' equity	$6,698,450	$6,315,698
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Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)

Subject to Reclassification

	12 Months Ended
	January 31, 2004	February 1, 2003

Operating activities

Net income	$ 591,152	$ 643,381
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	243,900	192,410
Amortization of debt discount	3,576	9,381
Deferred income taxes	71,632	53,322
Changes in operating assets and liabilities:
Accounts receivable trade, net	(159,347)	(154,864)
Merchandise inventories	20,006	(428,689)
Other current assets	(27,123)	(2,314)
Accounts payable	(118,132)	171,861
Accrued and other long-term liabilities	93,607	122,200
Income taxes payable	35,190	62,896

Net cash provided by operating activities	754,461	669,584

Investing activities

Acquisition of property and equipment
and favorable lease rights, net	(831,599)	(715,968)
Net sales (purchases) of short-term investments	441,706	(246,614)
Other	(25,624)	(32,473)
Net cash used in investing activities	(415,517)	(995,055)

Financing activities

Proceeds from public debt offering, net	-	297,759
Repayments of convertible and other long-term debt, net	(362,353)	(16,772)
Payments of financing fees on debt	(185)	(3,452)
Net proceeds from issuance of common shares	46,257	31,299

Net cash (used in) provided by financing activities	(316,281)	308,834

Net increase (decrease) in cash and cash equivalents	22,663	(16,637)
Cash and cash equivalents at beginning of period	90,085	106,722

Cash and cash equivalents at end of period	$ 112,748	$ 90,085
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